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                                                                   EXHIBIT 10.21


                        DEVELOPMENT AND LICENSE AGREEMENT

         THIS DEVELOPMENT AND LICENSE AGREEMENT (the "Agreement") is made as of May 17, 1999 (the "Effective Date"), between Wink Communications, Inc., a California corporation with offices at 1001 Marina Village Parkway, Alameda, CA 94501 ("Wink") and Thomson Consumer Electronics, Inc., a Delaware corporation, with offices at 10330 N. Meridian Street, Indianapolis, IN 26290 ("Manufacturer").

                                   BACKGROUND

         A. Wink is a software developer that has developed an end-to-end system for delivering interactive applications synchronized with or independent of television programs and advertisements. Among other software, Wink develops, customizes, supports and licenses its software engine (the "Wink Engine") that decodes Wink's interactive applications written to Wink's protocol ("Interactive Wink Programs") and displays the interactive applications overlaid on a television screen.

         B. DIRECTV, a California corporation ("DIRECTV"), whose address is 2230 East Imperial Highway, El Segundo, CA 90245 and Wink have entered into a license agreement (the "Master Agreement") under which DIRECTV has licensed certain software from Wink and has agreed to transmit Interactive Wink Programs that can be decoded and displayed by a Wink Engine resident in a DIRECTV System Receiver (as defined below).

         C. Manufacturer is a manufacturer of television set top boxes and video products, and has a valid and current license with DIRECTV to produce and distribute devices incorporating DIRECTV technologies and capable of receiving and decoding DIRECTV signals ("DIRECTV System Receivers").

         D. Wink and Manufacturer desire that Wink grant to Manufacturer the right to embed a customized version of the Wink Engine on DIRECTV System Receivers to be distributed in North America.

                                    AGREEMENT

         1. DEFINITIONS

                  1.1 "ICAP" means the Interactive Communicating Applications Protocol developed by Wink. ICAP defines a method for delivering self-contained, compact, platform independent, graphical Interactive Wink Programs which are decoded and executed by the Wink Engine in the Combined Product.

                  1.2 "Wink Engine" means Wink's proprietary platform- and user interface-independent software engine that implements Wink's Interactive Communicating Applications Protocol for the interpretation of Interactive Wink Programs.

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                  1.3 "Statement of Work" means one or more document(s) to be mutually agreed upon and executed by the parties and attached as Exhibit A (and numbered successively, A-1, A-2, etc.) setting forth the Development Plan, Specifications, Deliverables, each party's respective development obligations, payment and related terms and conditions with respect to each Manufacturer product for which the Wink Engine is customized and each development project undertaken otherwise relating to customize the Wink Engine.

                  1.4 "Development Plan" means the schedule and plan for completion of the development activities under this Agreement as set forth in the Statement of Work.

                  1.5 "Specifications" means the technical and other specifications for the Deliverables to be developed by the parties under this Agreement as set forth in a Statement of Work.

                  1.6 "Deliverable" means each item identified as a deliverable in a Statement of Work.

                  1.7 "Licensed Engine" means version 2.0 of the Wink Engine as customized under a Statement of Work in object code format and any Updates, and any related documentation which Wink may create.

                  1.8 "Update" means a release of the Licensed Engine which contains error corrections or minor enhancements, but which is not a new version containing a significant new feature or functionality, in each case as determined with Manufacturer's agreement. An Update shall be designated by a change in the digit or digits only to the right of the decimal point in the version number. Both parties intend to minimize the number of Updates released in a given year by exercising reasonable efforts to group enhancements into a single Update.

                  1.9 "Combined Product" means a DIRECTV system receiver containing the Licensed Engine or by agreement between the parties a DIRECTV system receiver designed to receive the Licensed Engine via download and which is able to receive both DIRECTV programming and Interactive Wink Programs transmitted by DIRECTV.

                  1.10 "Subdistributors" means entities authorized by Manufacturer to distribute the Combined Product(s) including subsidiaries, affiliates, distributors, resellers, value-added resellers, dealers or sales representatives.

                  1.11 "Intellectual Property Rights" means all current and future worldwide patents and other patent rights, copyrights, mask work rights, trade secrets, know-how and all other intellectual property rights, including without limitation all applications and registrations with respect thereto.


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         2. DEVELOPMENT, DELIVERY AND ACCEPTANCE

                  2.1 Development. Wink agrees to use reasonable commercial efforts to customize the Wink Engine for the Combined Product identified in the Statement of Work or to complete any additional development of a Licensed Engine after Final Acceptance as defined and set forth in a respective Statement of Work. The terms of this Agreement shall apply to all such development efforts except to the extent expressly set forth in a Statement of Work.

                  2.2 Cooperation and Assistance. Manufacturer shall (i) assist Wink in producing the Specifications and (ii) provide other reasonably necessary materials and information, as specifically agreed upon by the parties in the Development Plan.

                  2.3 Provision of Software, Hardware and Equipment. Manufacturer shall provide to Wink free of charge (including all taxes and freight) all DIRECTV System hardware and software reasonably necessary for Wink to complete development ("Equipment"). A preliminary list of Equipment shall be included in each Statement of Work and may be updated from time to time by mutual agreement. Manufacturer shall retain title to all such Equipment provided to Wink, and Wink shall return all such Equipment to Manufacturer upon expiration or termination of this Agreement. Manufacturer shall bear all freight and other costs associated with such return of Equipment by Wink. Wink shall exercise the same degree of care with the Equipment as Wink does for its own equipment. Wink shall provide to Manufacturer free of charge (including all taxes and freight) all Wink-related hardware and software necessary for Manufacturer to complete development and testing of the Wink Engine, excluding "Bit Stream Generator" hardware and software from Doctor Design Inc. ("DDI") and companies affiliated with DDI, and specifically including a Wink server to be indefinitely located at Manufacturer's premises ("Wink Equipment"). A preliminary list of Wink Equipment shall be included in each Statement of Work and may be updated from time to time by mutual agreement. Wink shall retain title to all such Wink Equipment, and Manufacturer shall return all such Wink Equipment to Wink upon expiration or termination of this Agreement. Wink shall bear all freight and other costs associated with such return of Wink Equipment by Manufacturer. Manufacturer shall exercise the same degree of care with the Wink Equipment as Manufacturer does for its own equipment.

                  2.4 Modifications. Wink may alter the Specifications commensurate with good faith efforts to finalize and refine the Deliverables in accordance with Manufacturer's needs and objectives for the Licensed Engine and subject to DIRECTV's and Manufacturer's written permission. Any such changes will be documented in writing and provided to Manufacturer. Any changes to a Statement of Work may only be made by mutual agreement of the parties, and all provisions and/or Deliverables affected by such changes shall be appropriately adjusted.

                  2.5 Delays. In the event either party is late in the performance of its obligations in accordance with the Development Plan (including the DIRECTV network development) and such delay affects the other party's obligations hereunder, the other party's performance of such affected obligations shall be delayed by the time period necessary to account for such delay.


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                  2.6 Delivery and Acceptance. Upon completion, Wink shall
deliver to Manufacturer each Deliverable. Accompanying the final Deliverable for a given Statement of Work, Wink shall include test criteria that will exercise critical functionality of such Deliverables. Test criteria will include test cases and test applications that test for cross-platform compatibility's and for Manufacturer-specific implementation features. Within thirty (30) days after receipt, Manufacturer shall review and evaluate each Deliverable according to Wink's and Manufacturer's agreed upon test criteria if applicable and shall provide Wink with a written acceptance of the Deliverables or a written statement setting forth those material errors to be corrected ("Statement of Errors"). Manufacturer shall not withhold acceptance of any Deliverable unless such Deliverable deviates from the Specifications, and can reasonably be classified as a level 2 or higher error. Errors will be classified as follows:
LEVEL 1: Errors that may deviate from the specification slightly, but do not result in noticeable degradation in performance of the Wink Engine, or in the Wink Engine's ability to process Interactive Wink Programs. Noticeable shall be defined as degradation that would be likely to be noticed by a residential customer. LEVEL 2: Errors that result in noticeably reduced performance of the Wink Engine LEVEL 3: Errors that result in lost features or inoperability of the Wink Engine.

                  Wink and Manufacturer recognize that the Deliverables will not be error-free. If Manufacturer provides a Statement of Errors, Wink shall use reasonable commercial efforts to correct such errors as are validated by Wink, as soon as practicable, and to return a copy of the updated Deliverables to Manufacturer for review and reevaluation. In the case that Wink is unable to validate an error identified by the Manufacturer, the parties agree to work in good faith to jointly validate the error and identify a course of action to resolve the issue. The foregoing procedure shall be repeated until acceptance by Manufacturer of the Deliverables or the parties mutually agree to cease development and terminate this Agreement or the applicable Statement of Work. Manufacturer's failure to accept or provide a Statement of Errors within such thirty day period shall be deemed an acceptance of such Deliverables. The parties agree that additional testing performed in conjunction with DIRECTV or its designated party may be required, and agree to include an estimate of the time and effort involved in such testing in the Statement of Work.

                  2.7 Transfer of Software. Upon Manufacturer's acceptance of the completed Licensed Engine ("Final Acceptance"), Wink shall deliver to Manufacturer a master diskette or other digital storage media as requested by Manufacturer for use by Manufacturer in accordance with the terms of this Agreement.

                  2.8 Right to Pursue Other Projects. Wink is in the business of developing and modifying the Wink Engine for itself and for others. This Agreement shall not be construed as prohibiting Wink from granting rights to the Licensed Engine to third parties or Wink's further development, modification or distribution of the Wink Engine.


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         3. GRANT OF RIGHTS

                  3.1 Licensed Engine. Subject to the terms and conditions of this Agreement, effective upon Final Acceptance, Wink grants to Manufacturer a non-exclusive, non-transferable (except as provided in Section 13.3), right and license, under Wink's Intellectual Property Rights in the Licensed Engine, to
(a) use, reproduce and have reproduced the Licensed Engine, solely for the purpose of incorporating the Licensed Engine into a Combined Product and as necessary in the course of distribution and support of the Combined Product as permitted hereunder and (b) distribute and sell the Combined Product in the United States of America.

                  3.2 Submanufacturers. Manufacturer shall have the right to provide the Licensed Engine to its third party manufacturers (each a "Submanufacturer"), provided that each Submanufacturer agrees in a signed writing (i) to use and reproduce Licensed Engines and Combined Products only for Manufacturer's account, (ii) not to sell or distribute Licensed Engines and Combined Products except to Manufacturer, (iii) to keep the Licensed Engine confidential pursuant to terms and conditions no less restrictive than the terms and conditions described in Section 10 below and (iv) that Wink is a third party beneficiary of such agreement and may enforce such agreement directly against such Submanufacturer. Manufacturer's provision of the Licensed Engine to such Submanufacturer shall in all instances be subject to (a) Manufacturer's assurance that it will use the same level of care in choosing Submanufacturers for Combined Products incorporating the Licensed Engine as it does for its other products, and will take all reasonable steps to prevent unauthorized disclosure of Wink Confidential Information, and (b) Manufacturer's prompt notification to Wink if Manufacturer knows or believes that a Submanufacturer has breached the provisions of subsection (i) - (iii) above. In the event that Manufacturer desires to provide the Licensed Engine to a Submanufacturer without also providing such Submanufacturer with software owned by Manufacturer, Manufacturer's provision of the Licensed Engine to such Submanufacturer shall be subject to Wink's written approval (not to be unreasonably withheld) of such Submanufacturer. Manufacturer shall use commercially reasonable efforts to ensure that all Submanufacturers abide by the terms of their written agreements described herein and keep Wink apprised of its activities in enforcing such agreements.

                  3.3 Subdistributors. Manufacturer may exercise its distribution rights hereunder through the use of Subdistributors. However, Manufacturer may not, without written approval from Wink, sub-license or provide for the distribution of the Combined Product by any OEM that is in the business of branding and distributing consumer electronics products.

                  3.4 Proprietary Notices. All copies of the Licensed Engine reproduced or distributed by Manufacturer shall contain copyright and other proprietary notices in the same manner in which Wink incorporates such notices in the Licensed Engine or in any other manner requested by Wink. Wink's current copyright and proprietary notices are set forth in Exhibit B. In addition, at Wink's reasonable request, Manufacturer shall mark the Combined Product with such patent notices as may be permitted or required under Title 35, United States Code. Manufacturer shall use reasonable efforts to promptly incorporate such notices after Wink provides the form of notice.


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                  3.5 Limitations. Manufacturer shall not modify, prepare
derivative works of, reverse engineer, disassemble, de-compile, or otherwise attempt to obtain access to the source code of the Licensed Engine.

         4. FEES

                  4.1 License Fees. Wink agrees that there shall be no per copy license fee or other license fee due Wink in connection with Manufacturer's license of the Licensed Engine.

                  Manufacturer agrees to ship at least 250,000 units of the Combined Product to Subdistributors in calendar year 1999. Manufacturer also agrees to use reasonable efforts to meet its portion of the Statement of Work for timely delivery of the Wink Engine download. Manufacturer is not responsible for delays outside of the scope of their responsibilities as identified in the Statement of Work. However, Manufacturer will use reasonable efforts to avoid delays associated with new features or functionality, other than the Wink Engine, which DIRECTV chooses to include in the download.

         5. WARRANTY

                  5.1 Product Warranty. Wink warrants to Manufacturer that under ordinary use the Licensed Engine shall function in Manufacturer's Combined Products in conformance with the Specifications, excluding jointly accepted LEVEL 1 deviations as defined in Section 2.6.

                  5.2 Defects not Covered by Warranty. Wink's warranty shall not extend to problems in the Licensed Engine that result from:

                            (i) Manufacturer's failure to implement any Updates
to the Licensed Engine which are provided by Wink and accepted by DIRECTV;

                            (ii) changes to the operating system after the Final
Test which adversely affect the Licensed Engine;

                            (iii) any alterations of or additions to the
Licensed Engine performed by parties other than Wink or without Wink's prior written authorization;

                            (iv) use of the Licensed Engine in a manner
inconsistent with the Specifications, or

                            (v) combination of the Licensed Engine with other
products not supplied by Wink or specifically identified in the applicable Specifications as compatible with the Licensed Engine, which problems do not affect the Licensed Engine standing alone.


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                  5.3 Wink represents and warrants to Manufacturer that the
Licensed Engine is designed and developed to be and will continue to be Year 2000 Compliant. "Year 2000 Compliant" shall mean that:

                      (a) the Licensed Engine is fully functional and performs in accordance with Wink's Specifications and the specific warranties set forth elsewhere in this Agreement (together, the "Standards") prior to, during, and after the calendar year 2000 A.D., and that the Licensed Engine shall perform during each such period of time without any error relating to date functionality and/or data;

                      (b) without limiting the generality of the foregoing, that the Licensed Engine: (i) shall not cease to perform or provide or cause any software and/or system with which the Licensed Engine operates to provide invalid or incorrect results as a result of date functionality and/or data, or otherwise experience any degradation of performance or functionality with respect to the Standards as a result of such interfacing specifically arising from, relating to or including date functionality, (ii) has been developed and designed to be fully interoperable with year 2000-compliant software, hardware, and data and to ensure year 2000 compatibility, including, but not limited to, date data century recognition and calculations which accommodate same century and multi-century and leap year formulas and date values; (iii) shall effectively and accurately manage and manipulate data derived from, involving or relating in any way to dates including single century formulas and multi-century or leap year formulas, and will not cause an abnormally ending scenario within the Licensed Engine, or generate incorrect values or invalid results involving such dates, and (iv) provides that all date-related user interface functionalities and data fields include an indication of century.

                  5.4 Exclusive Remedy. Wink's sole obligation and Manufacturer's exclusive remedy under the above warranties shall be for Wink to use commercially reasonable efforts at Wink's or Manufacturer's facilities to correct reproducible errors in the Licensed Engine necessary to bring it into conformity with Wink's Specifications. In the case that Wink is unable to validate an error identified by the Manufacturer, the parties agree to work in good faith to jointly validate the error and identify a course of action to resolve the issue.

                  5.5 Disclaimer. EXCEPT FOR THE ABOVE EXPRESS WARRANTIES AND AS PROVIDED IN SECTION 11, WINK MAKES AND MANUFACTURER RECEIVES NO WARRANTIES WITH RESPECT TO THE LICENSED ENGINE, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND WINK SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. Wink does not warrant that operation of the Licensed Engine will be error free.

         6. PROPERTY RIGHTS

                  Manufacturer agrees that as between Manufacturer and Wink, Wink owns all right, title and interest in the Licensed Engine and all modifications and derivatives thereof including all Intellectual Property Rights. Except as expressly provided in Section 3, Wink does not grant to Manufacturer any right, title or interest in the Licensed Engine, whether by implication, estoppel or


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otherwise. All rights with respect to the Licensed Engine not specifically granted herein are reserved to Wink.

         7. MARKETING; TRADEMARKS AND TRADE NAMES

                  7.1 Use of Trademarks.

                      7.1.1 Promotion and Advertising. During the term of this Agreement, in the event that Manufacturer or any Subdistributor advertises, promotes or markets the functionality of the Licensed Engine, Manufacturer may, and may require its Subdistributors to, use the trademarks, marks, trade names, logos, and other product and company identifiers of Wink that Wink may adopt, from time to time ("Wink Trademarks"). Use of the Wink Trademarks shall be consistent with Wink's trademark usage policy which Wink may adopt from time to time and of which Wink has notified Manufacturer. Manufacturer and its Subdistributors may use trade names, marks or trademarks in addition to the Wink Trademarks in connection with the Combined Product.

                      7.1.2 Approval of Representations. All representations of Wink Trademarks that Manufacturer or its Subdistributors intend to use shall first be submitted to Wink for approval (which shall not be unreasonably withheld) of design, color, and other details, or shall be exact copies of those used by Wink. To ensure trademark quality, within a reasonable time prior to Manufacturer's first commercial shipment of the Combined Product bearing one or more Wink Trademarks, Manufacturer shall supply to Wink one such Combined Product for inspection by Wink to ensure that such Combined Product conforms to Wink Trademarks guidelines. In no event shall Manufacturer commence commercial shipment of any such Combined Product (except as set forth above) under the Wink Trademarks without Wink's prior written approval. Unless Manufacturer receives written notice from Wink within ten (10) business days after delivery of such inspection unit to Wink that Manufacturer's use of the Wink Trademarks is not consistent with Wink's Trademark guidelines, Wink's approval of Manufacturer's use of the Wink Trademarks shall be deemed to have been granted.

                        7.1.3 Restrictions. At no time during or after the term of this Agreement shall either party register, attempt to register or cause the registration of any of the trademarks of the other party which give rise to the likelihood of confusion. Except as expressly set forth herein, nothing herein shall grant to either party any right, title or interest in the other party's trademarks. At no time during or after the term of this Agreement shall either party challenge or assist others to challenge the other party's trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of the other party.

                  7.2 Marketing and Promotion. Manufacturer shall promote the functionality of the Licensed Engine in its presentations to customers and in its marketing materials as a prominent feature of the Combined Product.


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            7.3 Wink Markings and User Interface Elements.

                      7.3.1 Remote Button. All remote controls that the Manufacturer markets for use with Combined Products shall contain a button dedicated for enabling the functionality of the Licensed Engine ("Wink Button") when Wink applications are present on-screen. This button may have other functions when Wink applications are not present. This button will include a marking chosen by Wink for placement on or adjacent to the Wink button. For each remote, the location and size of the Wink button shall be mutually agreed upon, but shall be as prominent as buttons and markings for other features such as "menu", "info", "guide", "OK".

                      7.3.2 Manuals. Manufacturer shall ensure that printed manuals, or any other documentation describing functionality of the Licensed Engine will contain information on use of the Licensed Engine functionality and Wink copyright and proprietary notices. The content and location of such information and notices shall be mutually agreed upon, but shall be in the same place, the same size and same prominence as similar information for other functionality.

                      7.3.3 Device Specific and On-screen Information. Wink will provide to Manufacturer artwork for a logo that may be placed on all Combined Products. Manufacturer may silk screen or similarly affix this logo on each Combined Product. Manufacturer shall ensure that: (i) if a Combined Product has a menu system, a menu item will be reserved for Wink, which will allow users to access information regarding the Licensed Engine functionality, the content of screen and name of menu item in menu shall be mutually agreed upon in the Statement of Work; and (ii) if a Combined Product has the capability to display help screens that include descriptions of device or remote control functionality, information regarding Licensed Engine functionality shall be provided, the content and style of such information shall be mutually agreed to by the parties.

            7.4 Press Releases. The parties intend to cooperate and participate in public relations programs to promote the Combined Products. Appropriate personnel from each party shall participate in such public relations programs. The parties shall cooperate with respect to and mutually approve (not to be unreasonably withheld or delayed) all press releases issued by either party with respect to this Agreement. Unless otherwise agreed in writing by the parties, each press release issued pursuant to this Section shall contain: (i) in the body of the release, the name and location of both parties and a quote from an executive of both parties; (ii) in a footnote at the end of the release, both parties' proprietary notices with respect to technology discussed in the body of the release. Whenever feasible, the press release shall also include the logo of each party.

            7.5 Disclosures of Terms. Each party agrees not to disclose the terms of this Agreement to any third party without the other's written consent in its sole discretion, except to such party's accountants, attorneys and other professional advisors, or as required by securities or other applicable laws; provided, however, that the parties agree that DIRECTV, Inc. shall be provided with an executed copy of the Specifications, and all schedules, attachments and exhibits attached hereto, within thirty (30) days of the Effective Date. Notwithstanding this paragraph, each party shall have the right to say the following in meetings with customers, prospective customers, or prospective investors:


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              -   Manufacturer and Wink are working together.

              -   Manufacturer is licensing Wink's technology.

              -   Wink is porting the Wink Engine to Manufacturer set-tops.

         8. TRAINING, SUPPORT AND MAINTENANCE

                  8.1 Maintenance. Wink agrees to make available to Manufacturer, at no charge to Manufacturer, all Updates released by Wink and permit Manufacturer to distribute Updates to its Subdistributors and Submanufacturers for their use consistent with this Agreement. Manufacturer shall promptly notify its Submanufacturers and Subdistributors of the availability of each Update and Manufacturer shall require its Submanufacturers and shall use reasonable commercial efforts to require its Subdistributors to promptly begin using each such Update in place of the previous version of the Licensed Engine. Manufacturer shall be responsible for making such Updates available to its customers.

                  8.2 Technical Support. Wink shall make available to Manufacturer, at no charge to Manufacturer, technical support, as set forth in Exhibit C. Wink may subcontract its technical support obligations and shall notify Manufacturer as to the appropriate contact to obtain support.

                  8.3 Technical Training. Wink shall make available, at Wink's facilities and at Wink's expense, technical training for Manufacturer's employees as requested by Manufacturer, but not to exceed three (3) employees per calendar year. Wink will train additional employees at rates and costs agreed upon, but not to exceed $1,000 per person per day.

                  8.4 Sales Training. Wink shall provide training as requested by Manufacturer at Manufacturer's national sales meeting or another training session to be identified by Manufacturer. Any additional sales training will be subject to mutual agreement of the parties.

                  8.5 Travel Requirements. Each party shall be responsible for its own travel expenses. The parties agree to use reasonable efforts to alternate meetings between each party's facilities.

         9. TERM AND TERMINATION

                  9.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect until the earlier of (a) five (5) years from the first commercial shipment of Combined Product by Manufacturer, or
(b) the expiration of the Master Agreement (the "Term"). The Term may be extended by mutual agreement of the parties. Notwithstanding the foregoing, if the Master Agreement is extended, this Agreement shall be automatically extended until the Master Agreement lapses or is terminated. Wink agrees to provide written notice to Manufacturer in the event of any such extension of the Master Agreement.

                  9.2 Termination for Cause. If either party materially defaults in the performance of any provision of this Agreement, the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days this Agreement shall be


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immediately terminated. For the purposes of determining a material default by
Wink based on late or non-delivery of a Deliverable, Wink shall not be in material default of this Agreement unless it fails to deliver a Deliverable within sixty (60) days of the date such Deliverable is due.

                  9.3 Termination for Insolvency. Either party may terminate this Agreement upon written notice upon: (i) the institution by or against the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other party's debts, (ii) the other party's making an assignment for the benefit of its creditors, or (iii) the other party's dissolution or ceasing to conduct business as a going concern.

                  9.4 Effect of Termination. Upon the expiration or termination of this Agreement, the following provisions shall take effect:

                        9.4.1 Subject to the provisions of Section 9.5, the rights and licenses granted to Manufacturer under this Agreement shall automatically terminate, and Manufacturer shall immediately cease distribution of Licensed Engines and use of the Wink Trademarks, provided, however, that if the Agreement is terminated by Manufacturer due to Wink's material breach or insolvency, Manufacturer may, at its option, continue to use, reproduce, and distribute the Licensed Engine under the right and license granted hereunder;

                        9.4.2 Rights of end users to use the Licensed Engine as part of a Combined Product shall continue in effect;

                        9.4.3 Within ten (10) days after such expiration or termination, except as provided in Section 9.6, or the case where Manufacturer elects to continue the license pursuant to Section 9.4.1 above, Manufacturer shall return, and shall certify to Wink the return of, all copies of the Licensed Engine and all Wink Confidential information (as defined in Section 10.1) in its or its Submanufacturers' possession at the time of expiration or termination. Wink shall return, and shall certify to Manufacturer the return or destruction of, all Manufacturer Confidential Information in its possession at the time of expiration or termination. Notwithstanding the foregoing, Manufacturer may, except upon termination by Wink: (i) maintain a single copy of the Licensed Engine and (ii) retain any Confidential Information necessary for support, subject to the provisions of Section 10, solely to provide support to its permitted Subdistributors and end users.

                        The parties agree to enter into a source code escrow agreement with a mutually selected escrow agent. Wink agrees to deposit the Wink Engine source code upon final technical acceptance of the Wink Engine by Manufacturer. Manufacturer shall be entitled to the release of such source code during any time period in which: (i) Wink is subject to the jurisdiction of any bankruptcy court or (ii) Wink is in material breach of the provisions of section 5, which material breach has not been cured within thirty (30) days after Manufacturer's written notice to Wink thereof. The foregoing is subject, however, to the condition that Manufacturer is not at that time in material breach of any of its obligations under this Agreement, and such breach has not been cured within sixty (60) days after written notice thereof by Wink. Manufacturer shall assume all start-up fees, annual renewal fees, deposit fees and any and all other fees due to such escrow agent.


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                        Upon any release of the Wink Engine source code to
Manufacturer, (i) Manufacturer shall have a non-exclusive, non-transferable license to use such source code solely to support and maintain the Combined Product until the expiration or termination of Manufacturer's rights subject to section 9.4.1 and only during the time that the release condition exists, (ii) such source code shall be treated by Manufacturer as Confidential Information of Wink under the provisions of Section 10 hereof. As soon as the release condition ceases to exist, Manufacturer shall immediately return the source code and all modifications thereto made by Manufacturer, as well as the current source code version provided by Wink, to the escrow agent for re-deposit and Manufacturer shall delete any and all copies of the source code from Manufacturer computers or electronic storage media and destroy all paper copies of source code.

                        Manufacturer will use the source code at its facilities, to be designated by Manufacturer and communicated in writing to Wink and the escrow agent prior to release of the source code. The source code will be installed on a computer system at the designated location which is (a) accessible only to Manufacturer employees who need access in order to effect the purposes of this Agreement and (b) not accessible through a modem, network, or other means of external communications. Manufacturer agrees to keep a written record of all persons authorized to access the source code and will store the source code in a locked facility with limited access when not in use. In addition, Manufacturer agrees to inform all employees who are given access to the source code that such source code is the confidential material of Wink licensed to Manufacturer as such. Access to the source code will be limited to those Manufacturer employees needing such access to effect the purposes of this Agreement. Manufacturer will be fully responsible for the conduct of its employees, agents, and representatives who in any way breach this Agreement. Manufacturer will enter into a confidentiality agreement with each Manufacturer employee who is given access to the source code, which agreement will incorporate the protections and restrictions set forth herein. Manufacturer will notify Wink promptly in the event of any breach of its security where it appears that any source code was misappropriated, disclosed in violation of this Agreement or exposed to loss, and Manufacturer will take all actions required to recover the source code in the event of loss or misappropriation or to otherwise prevent its unauthorized disclosure or use. At any time upon request by Wink, Manufacturer will provide Wink with the names of all persons who have access to the source code.

                        9.4.4 The provisions of Sections 5, 6, 9, 10, 11, 12, and 13 shall survive the expiration or termination of this Agreement for any reason.

                  9.5 Sell-off Period. In the event of the expiration of this Agreement or a termination by Manufacturer, Manufacturer and its Subdistributors may dispose of its inventory of Combined Products on hand, for a reasonably commercial period not to exceed one hundred eighty (180) days after the effective date of such expiration or termination (the "Sell-Off Period"), and in connection therewith, Manufacturer shall use the Wink Trademarks during the Sell-Off Period pursuant to the provisions of Section 7.

                  9.6 Destruction of Inventory. Within thirty (30) days after the end of the Sell-Off Period, Manufacturer shall destroy, and shall certify to Wink the destruction of, all copies of the

Licensed Engine in its or its Subdistributors' possession if Manufacturer has issued any copies of the Licensed Engine to any of its Subdistributors.

         10. CONFIDENTIALITY

                  10.1 Obligation of Confidentiality. The parties acknowledge that each may have access to certain information and materials concerning the other's business, plans, customers, technology and products that is confidential ("Confidential Information"). Each party agrees that it shall not use in any way, for its own account or the account of any third party, nor disclose to any third party, except as may be expressly permitted under this Agreement, any such Confidential Information revealed to it by the other party and shall take every reasonable precaution to protect the confidentiality of such information. Upon request by either party, the other party shall advise whether or not it considers any particular information or materials to be confidential.

                  10.2 Exceptions. Information shall be deemed not to be Confidential Information hereunder if such information:

                        10.2.1 Is or becomes part of the public domain through no fault or breach on the part of the receiving party;

                        10.2.2 Is known to the receiving party prior to the disclosure by the disclosing party and such knowledge can be shown by written records;

                        10.2.3 Is subsequently rightfully obtained by the receiving party from a third party who has the legal right to disclose it

                        10.2.4 Is independently developed by the receiving party without the use of any Confidential Information or any breach of this Agreement;

                        10.2.5 Is approved for public release by the disclosing party; or

                        10.2.6 Is required to be disclosed by judicial action provided that the receiving party has first given the disclosing party reasonable notice of such requirement and fully cooperates with the disclosing party in seeking confidential treatment for any such disclosure.

                  10.3 Injunctive Relief. The parties acknowledge that any breach of the provisions of this Section may cause irreparable harm and significant injury to an extent that may be extremely difficult to ascertain. Accordingly, each party agrees that each will have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief to enjoin any breach or violation of this Section.

         11. INTELLECTUAL PROPERTY, WARRANTY AND INDEMNITY

                  11.1 Representations and Warranties. Each party represents and warrants that neither the execution or performance by such party of this Agreement will violate any law, order, regulation or ruling applicable to such party or its efforts hereunder. In addition, Wink represents and warrants that as of the Effective Date, no action or proceeding alleging intellectual property infringement by the Wink Engine is proceeding against Wink, except the "Berman" claim.

                  11.2 Indemnity. Wink agrees, at its expense, to defend, or at its option to settle, any claim, suit, action or proceeding brought against Manufacturer, Subdistributors, and/or customers by a third party alleging that the use of the Licensed Engine or the exercise of any of the rights and licenses granted hereunder infringes the copyright, trade secret, trademark or U.S. patent rights (collectively "intellectual property rights") of such third party (an "Action"), and to pay any settlement or final judgment entered thereon against Manufacturer, subject to the limitations set forth hereafter. Wink shall be relieved of its obligations hereunder unless Manufacturer gives Wink (i) prompt written notice of an Action, (ii) sole control over the defense or settlement of the Action and (iii) reasonable assistance in the defense or settlement thereof. If it is, or in the opinion of Wink may be, determined by competent authority that the Licensed Engine or any part thereof, or the sale, distribution or use thereof as permitted hereunder infringes any patent, copyright, trade secret or trademark of a third party or is enjoined, then Wink at its sole option and expense shall: (a) procure for Manufacturer the right under such patent, copyright, trade secret or trademark to use, as mentioned in this Agreement, reproduce and distribute the Licensed Engine or such part thereof or such trademark as authorized in this Agreement; (b) replace the Licensed Engine or such part thereof or such trademark with other suitable software or trademark without material degradation in performance or functionality; (c) modify the Licensed Engine or such part thereof or such trademark to avoid infringement without material degradation in performance or functionality; (d) if (a)(b) or (c) are not commercially reasonable, replace or modify the Licensed Engine or portion thereof to disable the infringing portion reducing performance or functionality but retaining some commercial viability of the product; or (e) if none of the foregoing are commercially reasonable after diligent attempts by Wink to pursue such alternatives, terminate this Agreement with respect to the infringing product in whole or in part.

                  11.3 Limitations. The foregoing indemnity shall not apply to an Action to the extent it arises out of: (i) any modification of the Licensed Engine by a party other than Wink or authorized by Wink, (ii) Interactive Wink Programs not supplied by Wink or (ii)any trademarks, trade names or other branding not supplied by Wink.

                  11.4 Disclaimer. THE FOREGOING PROVISIONS OF THIS SECTION 11 STATE THE ENTIRE LIABILITY AND OBLIGATION OF WINK AND THE EXCLUSIVE REMEDY OF MANUFACTURER WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT.

         12. INDEMNITY BY MANUFACTURER

                  Except with respect to any claim, suit, action or proceeding for which Wink is obligated to indemnify under Section 11, Manufacturer agrees, at its expense, to defend, or at its option to settle, any such claim, suit, action or proceeding brought against Wink, and to pay any settlement or final judgment entered thereon against Wink, if such claim, suit or action is brought by a third party for the infringement of the third party's intellectual property rights by the Manufacturer's use of the licensed engine or by the Manufacturer's exercise of the rights and licenses granted. This indemnity obligation shall not exist if the alleged infringement is necessary to utilize any aspect of the functionality of the Licensed Engine or if the alleged infringement is necessary to exercise any of the rights and licenses granted hereunder. Further, the Manufacturer shall be relieved of its obligations hereunder unless Wink gives Manufacturer (i) prompt written notice upon becoming aware of the existence of any such claim, suit, action or proceeding, (ii) sole control over the defense or settlement of such claim, suit, action or proceeding and (iii) reasonable assistance in the defense or settlement thereof.

         13. GENERAL

                  13.1 Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of California, without reference to conflict of laws principles.

                  13.2 Import & Export Controls. Manufacturer understands that Wink is subject to regulation by agencies of the U.S. government which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of Wink including without limitation obligations to provide products, technology, documentation, or technical assistance, will be subject in all respects to such United States laws and regulations that will from time to time govern the license and delivery of technology and products abroad or to foreign nationals by persons subject to the jurisdiction of the United States. Manufacturer warrants that it will comply in all respects with all applicable export and re-export restrictions. Manufacturer warrants that it will not, and will take all actions which may be reasonably necessary to assure that its Subdistributors and end users do not, contravene such United States laws or regulations.

                  13.3 No Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that either party may assign its rights and obligations hereunder to any entity (i) which controls, is controlled by or is under common control with such party or (ii) which acquires all or substantially all of the assets or business of such party to which this Agreement pertains, provided in both cases that such entity shall assume in writing or by operation of law such party's obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

                  13.4 Independent Contractors. The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

                  13.5 Compliance with Laws. In exercising its rights under this license, each party shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license.

                  13.6 Notices. All notices under this Agreement shall be in writing and sent by (i) certified air mail, return receipt requested, postage prepaid or (ii) commercial courier service. If properly addressed to or delivered at the address for each party set forth above, a notice shall be deemed given upon delivery or, where delivery cannot be effected due to the actions of the addressee, upon tender.

                  13.7 Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, proposals and representations by the parties.

                  13.8 No Waiver. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.

                  13.9 No Oral Modification. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either party unless mutually agreed in writing.

                  13.10 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

                  13.11 Use of "Including". Use of the word "including" in this Agreement is intended to be illustrative and not limiting.

                  13.12 Limitation of Liability. [EXCEPT WITH RESPECT TO WINK'S OBLIGATIONS TO INDEMNIFY FOR COPYRIGHT, TRADE SECRET, TRADE MARK OR PATENT INFRINGEMENT CLAIMS UNDER SECTION 11, IN NO EVENT SHALL WINK BE LIABLE TO MANUFACTURER OR ANY THIRD PARTY IN THE AGGREGATE FOR ANY AMOUNT IN EXCESS OF THE AMOUNTS PAID (AND THE AMOUNTS WHICH HAVE ACCRUED HEREUNDER BUT HAVE NOT BEEN
PAID) BY MANUFACTURER HEREUNDER. IN NO EVENT SHALL WINK BE LIABLE TO MANUFACTURER, SUBDISTRIBUTORS, AND/OR CUSTOMERS FOR LOST PROFITS, LOSS OF DATA OR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION SHALL APPLY EVEN IF WINK KNOWS OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED FOR HEREIN]

                  13.13 Counterparts. This Agreement may be executed in any number of counterparts and when so executed and delivered shall have the same force and effect as though all signatures appeared on one document.

                  13.14 Severability. The provisions of this Agreement shall be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid, or unenforceable, such illegal, invalid or unenforceable provision shall be severed from this Agreement and the remainder of the Agreement shall remain in full force and effect, and the parties shall negotiate a substitute, legal, valid and enforceable provision that most nearly reflects the parties' intent in entering into this Agreement.

         IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement as of the Effective Date.

WINK COMMUNICATIONS, INC.               MANUFACTURER

By:                                     By:
      ----------------------------             ---------------------------------
Name:                                   Name:
      ----------------------------             ---------------------------------
Title:                                  Title:
      ----------------------------             ---------------------------------

                                   EXHIBIT A-1

                           [SAMPLE] STATEMENT OF WORK

1. Device

Wink and Manufacturer agree that Wink shall port the Wink Engine to the DIRECTV System Receiver.

2. Specifications

See attached Addendum to Exhibit A-1

3. Development Activities and Schedule

                                                       RESPONSIBLE       COMPLETION      MILESTONE
TASK                                                      PARTY              DATE         PAYMENT
Signing of Agreement                                  Manufacturer                          no

Delivery of development equipment as                  Manufacturer                          no
required to a location specified
by Wink

Delivery by Wink of Project Plan for                  Wink                                  no
development of Engine Version 2.0 as
customized for Manufacturer __________

First Delivery of Equipment to Wink                   Manufacturer                          no

On-site support at Wink to set                        Manufacturer                          no
up Equipment

Delivery by Wink of Alpha version of                  Wink                                  no
object code of Wink Engine Version 2.0
as customized for __________

Final Delivery of Equipment to Wink                   Manufacturer                          no

Delivery by Wink of Beta version of                   Wink                                  no
object code of Wink Engine Version
2.0 as customized for ____________

Acceptance of final version of object                 DIRECTV                               no
code of Wink Version 2.0 as
customized for __________

4. Materials and Equipment

First Delivery of Equipment
To be defined
Final Delivery of Equipment
To be defined

5. Payment Schedule: All amounts in US Dollars.

                                                                               NRE PAYMENT               ROYALTY PAYMENT
EVENT

Signing of Agreement                                                               [ $0 ]                    [ $0 ]

Delivery by Wink of Project Plan for development of Wink Engine Version            [ $0 ]                    [ $0 ]
2.0 as customized for Manufacturer ____________

Delivery by Wink of Alpha version of object code of Wink Engine Version            [ $0 ]                    [ $0 ]
2.0 as customized for Manufacturer ____________

Acceptance of final version of object code of Wink Engine Version 2.0             [ TBD ]                    [ $0 ]
as customized for Manufacturer ____________

                                                                 Totals:          [ TBD ]                    [ $0 ]

                                    EXHIBIT B

                               PROPRIETARY NOTICES

1. Screens displayed to the End-Users from time to time shall contain, at a minimum, the following:

      Copyright 199___ Wink Communications, Inc.
      Patent Pending.

2. Wink, the Wink eye and "i" shall be marked with either "Registered in U.S. Patent and Trademark Office" or with the letter R enclosed within a circle.

                               EXHIBIT C - SUPPORT

         The following provisions govern the support to be provided by Wink to Manufacturer for the Licensed Engine.

         1. Contact People. Manufacturer shall appoint two (2) individuals within its organization who will serve as primary contacts between it and Wink to receive support ("Contact People"). All of Manufacturer's support inquiries shall be initiated through the Contact People.

         2. Support Obligations. Manufacturer will be responsible for providing First Level Support and Second Level Support (as defined below) to its Subdistributors and other customers with respect to the Licensed Engine. Wink will provide Third Level Support (as defined below) for the Licensed Engine in the manner specified in these support terms.

         3. Support Levels. Levels of customer support are defined as follows:

                  (a) "First Level Support" shall mean: (i) generating product information; (ii) providing configuration support; (iii) collection of relevant technical problem identification information; (iv) filtering user errors from real technical problems; and (v) solving simple problems by reference to existing documentation.

                  (b) "Second Level Support" shall mean First Level Support plus providing the following areas of support: (i) isolating the problem to determine that it is a problem with the Licensed Engine; (ii) recreating the problem in a lab simulation and/or through interoperability testing; (iii) determining whether or not the problem is a defect; (iv) collecting and analyzing diagnostic data; and (v) defining an action plan with the customer to solve the problem.

                  (c) "Third Level Support" shall mean: (i) confirming duplication of the problem and validating that it's a defect; (ii) fixing software bugs or generating workarounds.

         4. Third Level Support.

                  (a) Escalation. Manufacturer can escalate a problem to Third Level Support, once Manufacturer exhausts the items enumerated above in First and Second Level Support. When escalating, Manufacturer shall provide enough information to allow Wink to duplicate the problem.

                  (b) Assignment of Severity Level. When a Third Level support call comes into Wink from Manufacturer, the parties will mutually assign a Severity Level as specified below that describes the nature of the call and how critical it is to Manufacturer's customer base(s).

                  (c) Response: Wink agrees to use commercially reasonable efforts to meet the response times for the respective problems commensurate with the severity of the error as specified below:


                                                         First           Frequency of
Severity Level                Definition              Response Time      Status Update
--------------        ---------------------------   ----------------    -----------------
Critical              Bug causes a crash and/or     4 business hours    Each business day
                      data loss to a part or all
                      of the system

High                  Bug causes a feature to       4 business hours    Each business day
                      violate a performance
                      specification (i.e.,
                      feature consistently does
                      not work as specified, or
                      not at all)

Medium                Bug causes an occasional      1 business day      Weekly
                      failure of a feature (i.e.,
                      feature fails in specific
                      cases)

Low                   Bug is characterized by a     1 business day      Weekly
                      "glitch" that does not
                      affect a feature's
                      performance (e.g.,
                      confusing messages,
                      typo-graphical errors,
                      visual abnormalities, etc.)

Doc Error             Error in documentation        2 business days

                  (d) Support. Wink agrees to provide Third Level Support from 9 a.m. to 6 p.m. (San Francisco time) on business days ("Support Hours"). Support requests shall be submitted by Manufacturer via email.

         5. Exclusions. Wink's support obligations shall not extend to problems that result from: (i) Manufacturer's failure to implement any Updates to the Licensed Engine which are provided by Wink; (ii) changes to the operating system or environment or Combined Products which adversely affect the Licensed Engine;
(iii) any alterations of or additions to the Licensed Engine performed by parties other than Wink or Wink's authorized Subcontractors; (iv) use of the Licensed Engine in a manner inconsistent with the applicable Specifications or in a manner for which such Licensed Engine was not intended; or (v) combination of the Licensed Engine with other products not supplied by Wink, which problems do not affect the Licensed Engine standing alone. Errors arising from the foregoing may be addressed by Wink at its then current hourly rates.

         6. Change. These support terms are subject to change annually. Any changes must be documented in writing and signed by both parties at least 90 days prior to the renewal date.